Exhibit 10.1

BY HAND

Matteo Pellegrini

Lausanne, July 21, 2015

EARLY RETIREMENT AGREEMENT (the “Agreement”) and RELEASE

Dear Matteo,

We refer to the discussion you have had with representatives of Philip Morris Services SA (“the Company”) during which you communicated your final decision to take early retirement. The Company and you mutually agree on the following terms and conditions to apply to your Early Retirement.

1.	Definitions

In this Agreement the expressions below shall have the following meanings:

An “Affiliate” of a company means any person, company, group of companies or other entity, which, either directly or indirectly, owns, is owned by, has common owner(s) with, or shares ownership interest in that company.

“Confidential Information” shall have the meaning set out in Section 14.

2.	Ending of employment agreement

We hereby agree that your employment with the company and your secondment with Philip Morris Asia Ltd. will end on September 30, 2015 and that you will take an Early Retirement as from this date (the “Early Retirement Date”). As the decision to take Early Retirement is mutually agreed, no notice of termination is required by you to us, or by us to you.

Exhibit 10.1

3.	Payments by the Company

(a)    Your salary will be paid up to and including the Early Retirement Date together with:

(i)
any outstanding vacation entitlement, as per Company records, provided that you have not exceeded your pro-rated vacation entitlement in which case the Company would deduct the vacation days you took in excess.

(ii)	your prorated Fidelity Premium;

(iii)	all overbase elements of your expatriate compensation package (provided you are not leaving the Host country before the Early Retirement Date).

The amounts described above will be subject to normal hypothetical tax and social security deductions and paid by the Early Retirement Date.

(b)
In addition, and subject to your countersignature of this Agreement and to your compliance with the terms and conditions of this Agreement, you will receive your 2015 Incentive Compensation (IC) pro-rated through September 30, 2015. This IC payment will be made at the end of February 2016 on the basis of the relevant 2015 IC Company rating and your individual performance rating and subject to internal Revenue Code Section 162(m) maximum levels. The IC payment will be subject to normal hypothetical tax and social security deductions. The rate of hypothetical tax applied to the IC payment made in 2016 will be the hypothetical tax rate applicable to compensation received during 2015.

(c)
In recognition of your contribution to the Company, the Company will make a contribution of CHF 2,721,476.-- (the “Retirement Benefit”) to the Pension Schemes of Philip Morris in Switzerland (the “Pension Fund’’) in order to provide you an early retirement benefit until you attain the statutory pension age under the Pension Fund. As a consequence, you will receive a pension from the Pension Fund until you reach age 58, at which point you attain the regular pension age under the Pension fund. This amount is granted in recognition of your contribution to the Company, subject to your countersignature of this Agreement and the conditions that you fully comply with your obligations to the Company under this Agreement, as well as that you remain employed until the Early Retirement Date and continue to perform your normal role (including handover and knowledge transfer and any other duties reasonably required of you by the Company) until the Early Retirement Date.

(i)    If the Early Retirement Date as defined in this Agreement is postponed for any reason whatsoever, the Retirement Benefit shall be automatically forfeited. In such a case, should the Company have already paid the amount to the Pension Fund, you hereby authorize the Pension Fund to cancel the transaction and to return the amount to the Company.

Exhibit 10.1

(ii)    Should the Pension Fund have to pay to you any amount in connection with a disability status after the execution of this Agreement, both parties to this Agreement hereby give permission to the Pension Fund to take into consideration the amount paid according to this Section 3(c)(i) when determining the additional payments to be made.

4.	Deferred Stock Awards

Subject to your compliance with the terms and conditions of this Agreement, the previous unvested stock grants and awards made to you will fully vest.

You agree that you will not receive any 2016 Stock Award.

The accelerated vesting will occur on the Early Retirement Date and will be processed by UBS Financial Services Inc. (“UBS”) as soon as reasonably practicable following the Early Retirement Date. The Company will comply with local laws and regulations including tax withholding (income and/or social security) and information reporting to the taxing authorities as may be required;

Any applicable tax withholding (and any other withholding payroll taxes or social security deduction when applicable) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from your stock award; therefore, the number of shares deposited into your UBS account on the vesting date will be net of the shares used to satisfy applicable withholding taxes or other applicable deductions (rounded up to the nearest whole share). However, if you are not subject to income tax withholdings, or if the withholdings do not fully cover your income tax liability, you will be responsible for satisfying any tax liabilities due on these amounts;

You understand and agree that these vestings are being made and the valuations will be determined in compliance with applicable laws, regulations and practices.

5.	Tax treatment on end of employment payments

Payments made in connection with the end of your employment, including early vesting of deferred stock, are not subject to tax equalization. As a result, the payments and benefits described in this agreement (with the exception of payments described in sections 3(a) and 3(b)) will not be subject to hypothetical tax or hypothetical social security deduction. You will be personally responsible for any actual income tax and social security liabilities arising on these amounts in your home, host or any other countries. If

Exhibit 10.1

an income tax or social security tax withholding obligation arises for the Company in accordance with legislation in the home, host, or any other country, the Company will fully comply with its obligations and will apply an appropriate withholding rate to any amounts paid to you that are linked to the end of your employment. The Company will not be responsible for any double taxation which may arise should you decide to remain in the host country or to relocate to any country other than your home country following of the decision to end your employment.

6.	Miscellaneous on payments and benefits

(a)    No other payment, benefits or compensation shall be due to you by the Company and/or any Affiliate during the employment or after the Early Retirement Date, except those expressly stipulated in this Agreement.

(b)    Any outstanding balance on the account of the corporate credit card issued in your name as of the Early Retirement Date and any other amounts that for any reason you may owe the Company may be set-off against any amounts payable by the Company pursuant to this Agreement.

7.	Tax return filing assistance and settlement

The Company will cover the fees of the Company’s tax provider for the preparation of your 2015 and 2016 Swiss and 2015/2016 Hong Kong tax returns, where required to report income that relates to your international assignment(s).
You will be required to comply with your Home and Host country income tax filing obligations for the relevant years by providing your tax-related information to the Company’s tax provider within the requested deadlines.

At the time of preparing your income tax returns, the Company’s tax provider will also prepare the following calculations, if required:

•	A reconciliation of your Home hypothetical taxes withheld during the period of your employment with the Company

•	A reconciliation of actual Host taxes paid during your international assignment(s) by yourself and the Company respectively.

These calculations will be prepared in accordance with the Company’s International Assignment Guidelines and the conditions contained in this Agreement. Any amount due to you from the Company will be paid to you within 30 days of notification by the Company’s Tax provider.

Exhibit 10.1

Similarly, if there is an amount refundable to the Company by you, you agree that you will repay such amount to the company within 30 days of notification. You also agree that any overpayment of Host tax paid on your behalf by the Company related to your assignment in the Host country will be refunded to the Company within 30 days of receipt.

You agree that, if you owe any outstanding tax refunds or tax reconciliation payments to the Company, these may be deducted from your final salary, or if not sufficient, from any other payments due to you under this Agreement.

The Company will extend the Host Country tax return filing assistance to the year following the end of employment date in situations where Host Country tax filing requirements for that year refers exclusively to assignment related Compensation & Benefits as outlined in the PMI’s Global LTA Guidelines.

8.	Schooling

The Company will continue to pay the schooling costs for your child until the end of 2014-15 school year. This benefit shall be granted on the basis of the relevant PMI policies.

9.	Relocation

In the event that you decide to relocate from Hong Kong to Lausanne, Switzerland within one year from the Early Retirement Date, the Company agrees to pay for the removal of your furniture and household goods, excluding storage fees, to your new home in Lausanne, Switzerland. Should you decide to relocate to another country (out of Hong Kong but not Switzerland), the budget for the shipment will be capped to the cost of the same shipment to Lausanne, Switzerland. The Company will choose and contract with a removal company of its choice and the relevant provisions of the PMI Global Long Term Assignment Guidelines will apply. Within one year from the Early Retirement Date, the Company will also pay for a one-way air ticket from Hong Kong to Switzerland or to the country where you shall relocate (the budget for the air ticket(s) in such a case being capped to the cost of the air ticket(s) to Switzerland), for you and your family members living with you, according to the Business Travel Policy.

Exhibit 10.1

10.    Housing

The Company will continue to pay for the rent and utilities of your current Company provided accommodation until Early Retirement Date. Your exit inspection must be performed in your presence prior to your physical departure and you shall be responsible for any costs arising from the inspection (breakages, damage). In the event that those costs have not been directly paid to the landlord by the Early Retirement Date then such amounts may be directly deducted from the amounts to be paid by the Company to you under this Agreement.

11.     Company car

You may use your present company car until the Early Retirement Date at the latest subject to the terms of the relevant Company car policy. It will be your obligation to return it to the Company on or before said date and in accordance with the terms of the relevant Company car policy.

12.    Pension Fund

Please contact directly our Pension Fund Administration (tel. +41 58 242 1365) about your accrued rights.

13.    Health / Accident Insurance

All your benefits will be kept in force until the Early Retirement Date, with the exception of the accident insurance (LAA coverage only), which will cover you for an additional 30 days. After that, each type of coverage ends and you may elect to maintain your participation in the current PMI retirees Medical Plan at your full expense, to the extent that it is feasible and offered to PMI retirees, or to seek alternative private coverage at your full expense.

14.    Confidentiality

You acknowledge that during your employment you were engaged in a position of trust and confidence and you were privy to Confidential Information (as defined below). You acknowledge that it benefits both the Company and its employees for the Company to protect its Confidential Information and to obtain the rights to discoveries, inventions, improvements, innovations and other works developed by its employees. This Agreement does not prevent you or the Company from responding truthfully to a lawfully issued subpoena, court order or other lawful request by any regulatory agency or governmental authority.

Exhibit 10.1

You must return any Confidential Information in tangible or electronic form in your possession by the Early Retirement Date at the latest.
You agree that, unless you are required by a lawfully issued subpoena, court order or other lawful request by any regulatory agency or governmental authority, you will not disclose or cause to be disclosed in any way:

•	any Confidential Information (as defined below); or

•	any documents or information obtained by you relating to or arising out of your employment with the Company or the operations of the Company; or

•	any information about business or legal strategies; or

•	any information covered by the attorney client privilege or constituting attorney work product; or

•	the terms of this Agreement, except that you may discuss the terms of the proposed Agreement with your attorneys, tax advisors/accountants and life partner.
You understand that use or disclosure of Confidential Information would violate this Agreement and applicable law, and would cause immediate and irreparable harm to the Company and its competitive position. You thus acknowledge and agree that the Company is entitled to (and you will be bound by) preliminary and permanent injunctive relief in order to prevent or stop such violations, in addition to damages, costs, and other relief that may be appropriate. In particular, if it will be established by a decision of any competent court, your unconditional admission or mutual agreement that you have breached your duty to keep Confidential Information confidential, you will not be entitled to any future payments under this Agreement and will reimburse the Company for any and all payments made to you hereunder. If you are required by a lawfully issued subpoena, court order or other lawful request by any regulatory agency or governmental authority to disclose any Confidential Information, you agree to notify the Company (specifically, the Company representative who has signed this Agreement, or his successor) as soon as practicable.

For purposes of this Agreement, Confidential Information shall mean any information obtained as a result of your employment by the Company including its current or former employees, current or former customers, or potential customers that belongs to the Company or is private (not publicly known or available), whether or not it is designated that way in writing. Examples of Confidential Information include, but are not limited to: trade secrets; intellectual property; business strategies; litigation strategies; customers or prospective customers; sales, marketing or advertising; business policies; government relations; finances; products, services, or pricing; business development matters; organizational structure; research and development; legal strategies; technology (including methods, systems, techniques, procedures, designs, specifications, formulae, inventions, know-how, hardware and

Exhibit 10.1

software); data and databases; testing or evaluation procedures; and other information of a similar nature. Confidential Information also includes information you prepared or developed during your employment with the Company, and other information to which you had access. The information can take any form, including written or electronic, and includes all copies of such Confidential Information.

Unless required by a lawfully issued subpoena, court order or other lawful request by any regulatory agency or governmental authority to release information, the Company will keep any information with respect to your employment and/or the ending of your employment strictly confidential.

These confidentiality obligations continue to be valid and enforceable after the end of your employment relationship but only so long as the Confidential Information has been maintained confidential by the Company.

15.    Non-Disparagement

You agree not to make any disparaging, or derogatory statements to anyone (including, without limitation, to the press or the media), whether spoken or written, about the Company, its products or services, or any of the Company’s current or former officers, directors or managers.

16.    Affiliate Directorships

You agree to resign as a Director, Manager or similar positions of all Affiliates of the Company of which you are a director, a manager or a similar position on or before the Early Retirement Date, by signing the resignation letter(s) that the Company shall submit to you.

17.    Company Property

In addition to your obligation to return Confidential Information by the Early Retirement Date at the latest, you will also return to the Company by that date all files, documents, tapes, CD’s, and copies thereof, and other items belonging to the Company and its Affiliates irrespective of their source and origin, including, where applicable, credit cards, telephone cards, standard mobile phones, blackberry, SmartPhones (HTC, QTEK), iPhones, iPads, keys, access and identification cards, and computers, and, if requested, will certify that this has been done to the best of your belief.

Exhibit 10.1

The company car must be returned by the Early Retirement Date according to the corresponding section of this Agreement.

18.    Future Relationship and Cooperation

You agree that, consistent with applicable law and to the extent the Company or any of its Affiliates so requests, you will cooperate reasonably and truthfully with the requesting company in connection with any matter, including any legal or business dispute, concerning which you were involved or had knowledge while employed by the Company and its Affiliates, including but not limited to any enquiry, proceeding, hearing, or investigation by or before any administrative, executive, judicial or legislative body or agency, or within the Company and its Affiliates. You agree to make yourself available if and when reasonably required by the Company, its Affiliates or relevant counsel, taking into account your schedule. The Company will reimburse you for all reasonable travel and other out-of-pocket expenses incurred by you in connection with your compliance with this obligation.
You agree that, to the extent consistent with applicable law, you will not aid, assist, or participate in any legal action or proceeding filed by third parties against the Company or its Affiliates or, against any of its or their current or former officers, directors, employees, employee benefit plans or funds or pension funds.

19.    Reservation of rights

Nothing in this Agreement shall be construed as preventing you, the Company, or any of its Affiliates from:

(a)	providing information to, or participating or cooperating in any inquiry conducted by, a governmental agency; or

(b)	responding truthfully to a lawfully-issued subpoena, court order, or other lawful request by any regulatory agency or governmental authority.

20.    Agreement and Release

By countersigning this Agreement and in consideration of the payments to be made by the Company to you or for your benefit:

Exhibit 10.1

(i)	you hereby confirm that you accept and agree to all of the terms and conditions set forth above;

(ii)
you also acknowledge that this Agreement provides consideration to you which you are not legally entitled to receive in connection with your employment with the Company and/or the ending of said employment, or under any other agreement. In exchange for receiving this additional consideration, you agree, on behalf of yourself, your heirs, personal representatives, executors, administrators, successors and assigns, to forever release and discharge the Company, its Affiliates, and its and their respective successors, predecessors, divisions, assigns, assets, employee benefit plans or funds, pension funds, and any of its or their respective past, present and/or future representatives, shareholders, directors, officers, fiduciaries, agents, trustees, administrators, and employees (collectively referred to as the "Releasees"), from any and all claims, demands, damages, remedies, contracts (express or implied) and causes of action of any kind or nature whatsoever, whether known or unknown, which you had, now have or in the future may or could have against the Releasees, or any of them, by reason of any matter, act, omission or event that occurred, or is alleged to have occurred, up to the date of this Agreement, including, but not limited to, any and all claims in connection with your employment with the Company (or with any other Releasee) and/or your separation therefrom. The foregoing releases shall not apply to any claims under this Agreement.

(iii)	you hereby acknowledge and agree that all overtime work and/or supplementary work you might have performed, if any, has been compensated in full;

(iv)
if any provision of this Agreement is held by a court of competent jurisdiction to be overbroad, unreasonable or unenforceable, such provision shall be given effect by the court to the maximum extent possible by narrowing or not enforcing in part that aspect of the provision found overbroad, unreasonable or unenforceable, without affecting the validity or enforceability of the remainder of this Agreement; and

(v)
you hereby agree that this Agreement sets out all the terms and conditions relating to the ending of your employment with the Company and your secondment with Philip Morris Asia Ltd., and supersedes all discussions and understandings, if any, oral or written. However, if requested to do it, you shall execute additional documents to formalize the end of your employment or secondment with the Company and/or an Affiliate, with no further compensation, and expressly agree that it is a condition for you to receive the Retirement Benefit. Should you receive any statutory amount in connection with the end of possible

Exhibit 10.1

employment relationships out of Home country, the Company shall take it into account and impact the Retirement Benefit accordingly.

You represent that you have not, and agree that, to the extent permitted by law, you will not, bring or cause to be brought any charges, claims, demands, or actions in any forum against the Company or any other Releasee arising from any matter, act, omission or event that occurred or is alleged to have occurred, up to the date of this Agreement, including, but not limited to, any charge or claim in connection with your employment and/or your separation from employment, except for any claim related to settlement of any outstanding expenses pursuant to the Company’s Expense Account Policy and the payments to be made, respectively the benefits to be granted, pursuant to this Agreement.

This waiver and release includes all claims of any kind, whether they are known to you or unknown, which you now have, had, or may hereafter claim to have had against the Company, its Affiliates and other Releasees, or any of them, by reason of any matter, act, omission, or event that has occurred or is alleged to have occurred up to the date of this Agreement, except for claims that cannot be waived or released under Swiss law.

This Agreement does not waive or release any rights or claims that you may have which arise after the date of this Agreement and Release is executed.

The making of this Agreement is not intended to be, and shall not be construed, as an admission that the Company or any of the Releasees violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

21.    Review Period

This offer of mutual agreement is made without prejudice. The Agreement will be null and void if not accepted by July 31, 2015. Such acceptance shall be evidenced by your signature of this Agreement.
In addition, once executed, this Agreement shall be automatically cancelled (and, as a consequence, all the payments and benefits stipulated in this Agreement shall be cancelled) if you accept another position with the Company or an Affiliate anywhere in the world on or before the Early Retirement Date.

Exhibit 10.1

22.    Governing law and Jurisdiction

Any issues relating to or arising out of this Agreement shall be governed exclusively by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland. However, each party is hereby expressly authorized and entitled to initiate judicial action seeking preliminary or permanent injunctive relief with respect to the obligations set forth under confidentiality provisions of this Agreement, before any other court of competent jurisdiction.

Yours faithfully, PHILIP MORRIS SERVICES S.A.
/s/ DAMIEN HIROUX	/s/ RALF ZYSK
Damien Hiroux	Ralf Zysk
Director Human Resources Switzerland	Vice President Compensation & Benefits and International Assignments PMI

I agree to the above:

Signature: /s/ MATTEO PELLEGRINI Matteo Pellegrini

Date: ___23.7.2015____________________